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                                                                      EXHIBIT 12

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                           (THOUSANDS OF DOLLARS)
                                                          YEAR ENDED DECEMBER 31
                                         --------------------------------------------------------
                                            1999         1998        1997       1996       1995
                                         ----------   ----------   --------   --------   --------
EARNINGS BEFORE INCOME TAXES AND FIXED
  CHARGES:
  Income from continuing operations
     before income taxes...............  $  904,100   $  905,500   $733,800   $575,600   $396,600
  Deduct/add equity in undistributed
     (earnings) loss of
     fifty-percent-or-less-owned
     companies.........................     (18,720)     (24,070)   (19,470)   (12,310)   (17,770)
  Add interest on indebtedness, net....     121,520      115,700     94,780     78,790     78,350
  Add amortization of debt expense.....       1,350        2,130      2,310      1,400      1,930
  Add estimated interest factor for
     rentals...........................      16,080       11,430      9,270      7,120      5,870
                                         ----------   ----------   --------   --------   --------
  Earnings before income taxes and
     fixed charges.....................  $1,024,330   $1,010,690   $820,690   $650,600   $464,980
                                         ==========   ==========   ========   ========   ========
FIXED CHARGES:
  Interest on indebtedness.............  $  129,860   $  119,750   $ 97,910   $ 81,250   $ 81,410
  Amortization of debt expense.........       1,350        2,130      2,310      1,400      1,930
  Estimated interest factor for
     rentals...........................      16,080       11,430      9,270      7,120      5,870
                                         ----------   ----------   --------   --------   --------
                                         $  147,290   $  133,310   $109,490   $ 89,770   $ 89,210
                                         ==========   ==========   ========   ========   ========
  Ratio of earnings to fixed charges...         7.0          7.6        7.5        7.2        5.2
                                         ==========   ==========   ========   ========   ========
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